EXHIBIT 10.1
AMENDMENT NO.2 TO THE AMENDED AND RESTATED WHOLESALE FINANCING PLAN

This Amendment No. 2 to the Amended and Restated Wholesale Financing Plan (the “Amendment”) is entered into effective as of September 1, 2015 by and between Titan Machinery, Inc., (“Debtor”) and Agricredit Acceptance LLC (“Secured Party”) (each a “Party” and collectively the “Parties”).

The Parties entered into the Amended and Restated Wholesale Financing Plan dated October 31, 2013, as amended by Amendment No. 1 to the Amended and Restated Wholesale Financing Plan dated April 1, 2015, (as amended, the “Agreement”), and now desire to further amend the Agreement to reduce the total amount of the uncommitted credit facility, to provide for a revised interest calculation and to permit Debtor to carry a negative balance in the Marketing Pool, all as set forth below.

NOW THEREFORE, INTENDING TO BE LEGALLY BOUND, and in consideration of the mutual covenants and agreements contained herein, the Parties agree as follows:

1.
Integration. Except as amended herein, the terms and conditions of the Agreement shall remain unchanged and in full force and effect. In the event of a conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall prevail. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Agreement.

2.	Amendment. The Agreement shall be amended as follows:

2.1 The Total Amount of Uncommitted Credit Facility at Approval, as indicated on the first page of the Agreement, shall be deleted and replaced with $172,000,000.00. Debtor waives receipt of written notice from Secured Party regarding the foregoing.

2.2 Subsection (b)(1), Standard Rate, of Section 6, titled Payment Terms, is hereby deleted in its entirety and replaced with the following:

1.
Standard Rate. All accrued and unpaid interest is due and payable on the 25th of each month according to the following schedule: Unless otherwise announced by Secured Party, interest will accrue on the principal balance of all outstanding balances due hereunder from the date of the Dealer Wholesale Funding Request applicable to such Inventory and shall thereafter accrue on the unpaid balance at an annual rate (the “Standard Rate”), which for any particular month, shall be equal to the “LIBOR Rate” in effect for the first day of such month, plus:

a.	If the average daily outstanding principal balance for the prior month is less than $35,000,000, then 4.36%;

b.	If the average daily outstanding principal balance for the prior month is equal to $35,000,000 but less than $55,000,000, then 4.11%; or

c.	If the average daily outstanding principal balance for the prior month is equal to or more than $55,000,000, then 3.86%.

The Standard Rate above does not include the additional 1.00% charged to fund the marketing pool as described in Section 9. The average daily outstanding principal balance is calculated by dividing the sum of the end of the day balances during the month by the number of days in the month, all as determined by Secured Party. For the avoidance of doubt, the calculation of average daily outstanding principal balance shall exclude all vendor program lines by which Secured Party finances Debtor’s acquisition of inventory under the terms of program agreements between such vendors and Secured Party.

Secured Party reserves the right to adjust the interest rate upon notice to Debtor, including, without limitation, in the event the use of the LIBOR Rate is suspended as provided herein.

As used herein, the LIBOR Rate for any particular month means the highest per annum rate of interest described as the “30 Day” or “One month”, “London interbank offered rate” as published in the “Money Rates” section of the Wall Street Journal - Central Edition or its successor, in effect on the 25th day of the previous calendar month (if it is a Business Day, if not the next Business Day), which rate shall apply throughout the applicable calendar month. For example, if on July 25th (assuming it is a Business Day), the LIBOR Rate is 3%, 3% will be used as the LIBOR Rate for the entire month of August. Secured Party may, but shall not be obligated to, make a change from the “30 Day” LIBOR Rate to the “90 Day” LIBOR Rate and vice versa upon sixty (60) days prior written notice from Debtor requesting such change.

2.3 Subsection (c) of Section 9, titled Marketing Pool, is hereby deleted in its entirety and replaced with the following:

“(c)
Withdrawals from the Pool. Debtor and Secured Party agree to use the credits from the Pool to (i) buy down Secured Party’s retail rates for use with Debtor’s retail customers who finance retail transactions with Secured Party, as agreed between the parties; and/or (ii) to create leasing and retail programs for Debtor’s retail customers who finance retail transactions with Secured Party, as agreed between the parties. Debtor and Secured Party also agree that Debtor may carry a negative balance up to $500,000 in the Pool. In the event that the Pool has a negative balance, Secured Party shall invoice Debtor for negative balance less a notional credit of eighty percent (80%) of the prior month’s contribution to the Pool acknowledging anticipated current month contributions. Secured Party will calculate the amount due, if any, at month end and invoice Debtor for such amounts by the 5th of the following month. Invoiced amounts shall be due and payable by the 15th day of that month.”

3.
Miscellaneous. This Amendment may be executed in counterparts, including facsimile counterparts, each of which will constitute an original, but which collectively will form one and the same instrument. This Amendment constitutes the final agreement between the Parties and is the exclusive expression of the Parties’ agreement on the matters contained herein. All earlier and contemporaneous negotiations and agreements between the Parties on the matters contained herein are expressly merged into and superseded by this Amendment. Any modification or additions to the terms of this Amendment must be in a written agreement identified as an amendment and executed by both Parties.

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date set forth on the first page of this Amendment.
Titan Machinery, Inc.,		Agricredit Acceptance LLC, At: 8001 Birchwood Court, Johnston, IA 50131
Debtor
/s/ Ted O. Christianson, Treasurer		/s/ Douglas Kunert
Authorized Signature		Authorized Signature
Ted O. Christianson, Treasurer	9/1/15	Douglas Kunert, Vice President-Risk	9/2/2015
Print Name & Title	Date	Print Name & Title	Date